EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Standard Motor Products, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-134239 and No. 333-125600) on the Form S-8, and in the registration statement (No. 333-161101) on the Form S-3 of Standard Motor Products, Inc. and subsidiaries of our reports dated March 9, 2011, with respect to the consolidated balance sheet of Standard Motor Products, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statement of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows, for the year ended December 31, 2010, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Standard Motor Products, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 9, 2011